UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 24, 2013

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On May 24, 2013, Delos Aircraft Inc. (the “Subsidiary Borrower”), an indirect, wholly owned subsidiary of International Lease Finance Corporation (the “Company”) issued an irrevocable notice to prepay in full its $550 million secured term loan, entered into on April 12, 2012, among the Subsidiary Borrower, the Company, Hyperion Aircraft Inc., Apollo Aircraft Inc., Artemis (Delos) Limited, the lenders from time to time party thereto, Bank of America N.A., as administrative agent and collateral agent (the “Term Loan”), which was scheduled to mature on April 12, 2016.  The prepayment, in the aggregate amount of $550 million plus accrued and unpaid interest on the outstanding principal amount of the Term Loan, will occur on May 30, 2013, at which time the Term Loan will be terminated. The Subsidiary Borrower is permitted to prepay the Term Loan without any prepayment penalty.

The Term Loan bears interest at LIBOR plus a margin of 3.75% with a 1% LIBOR floor. The obligations of the Subsidiary Borrower are guaranteed on an unsecured basis by the Company and on a secured basis by certain wholly owned subsidiaries of the Subsidiary Borrower. The security granted includes the equity interests in certain special purpose entities (“SPEs”) directly and indirectly owned by the Subsidiary Borrower that have been designated as non-restricted under the Company’s indentures and that hold title to 35 aircraft and all related equipment and leases.  Upon prepayment of the Term Loan, the security granted by the Subsidiary Borrower will be released. The Term Loan requires a loan-to-value ratio of no more than 63%.  The Term Loan contains customary covenants and events of default, including covenants that limit the ability of the Subsidiary Borrower and its subsidiaries to incur additional indebtedness and create liens, and covenants that limit the ability of the Company, the Subsidiary Borrowers and their subsidiaries to consolidate, merge or dispose of all or substantially all of their assets and enter into transactions with affiliates.

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: May 24, 2013